Exhibit 99-a

                    Strong Revenue, Wireless and Data Growth
                     Power SBC's Second-Quarter Performance

       Total revenues rise 9.8 percent; 537,000 wireless customers added; Diluted EPS of $0.56 versus $0.55 a year ago, before one-time items

        SAN ANTONIO, July 20, 2000 - SBC Communications Inc. (NYSE: SBC) today reported strong second-quarter revenue growth driven by its rapidly expanding data communications and wireless operations.

        Second-quarter revenues grew 9.8 percent to $13.2 billion. Diluted earnings per share before one-time items were $0.56, compared with $0.55 during the second quarter of 1999.

        Highlights of SBC's second-quarter growth include:

o       38.2 percent growth in data revenues, to $1.8 billion.

o A 537,000 net gain in wireless customers, SBC's best quarter ever. Domestic wireless subscriber revenues increased 30.6 percent, to $1.6 billion.

o 399,000 total Digital Subscriber Lines (DSL) in service at the end of the quarter, including a net gain of 198,000 in the second quarter. This is more than double the total added in the first quarter.

o       15.8 percent growth in equity income from international investments.

        "We continue to execute our business plan with passion and purpose, which is to completely transform SBC and its companies into a data-centric business capable of becoming the only communications source our customers will ever need," said Edward E. Whitacre Jr., chairman and CEO.


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        "We are very pleased that the areas we invested in to drive growth for
SBC -- data, wireless, international and long distance -- are producing strong results. We are solidly in the execution phase of our transition," Whitacre said.

        "Long distance is a great example. More than 150,000 people signed up for long distance in the first eight business days after we launched the service. Long-distance service allows us to strengthen existing customer relationships, and it opens the door to more growth in data services as we build on a brand that our customers know and trust."

        In addition to long distance, SBC continues to make good progress in other strategic areas including the company's wireless joint venture with BellSouth, and the combination of its Internet operations with those of Prodigy.

        "Completing the Prodigy transaction was another significant milestone in SBC's strategy of becoming the premier provider of data communications and Internet services - and the nation's leading provider of DSL," Whitacre said. "Similarly, we're moving ahead rapidly toward completing our wireless joint venture later this year. The transaction will help make SBC an even stronger national leader in the wireless voice and data businesses."

        "As previously announced, earnings growth this year will reflect investments in high-growth opportunities, as well as the ongoing integration of Ameritech," Whitacre said. "Our goal is to deliver double-digit revenue growth and midteens earnings growth in 2001."

Additional second-quarter highlights:

o Data Services: Demand from business customers remains strong. During the quarter, dedicated transport revenues increased 35.6 percent to more than $1 billion, while switched transport and application services/data communications solutions, which include applications, network integration services and Internet services, grew 32 percent and 50.5 percent respectively compared with the second quarter of 1999. Businesses' increasing need for speed, bandwidth, network management and e-business solutions continued to fuel growth in data services during the quarter.

        SBC and its Sterling Commerce subsidiary are working together to expand activity in the business-to-business, small business and online security segments. DSL growth also was strong as SBC added 198,000 DSL subscribers compared with 86,000 in the first quarter of this year.
        SBC is making good progress with Project Pronto, a $6 billion investment to give SBC state-of-the-art networks to carry vast amounts of data, as nearly 15 million customer locations are DSL-capable, approaching the year-end goal of 18 million.

o Wireless: SBC's record 537,000 net gain of wireless customers during the second quarter was 70 percent higher than the year-ago period. SBC took several strong steps during the quarter to spur future wireless growth. In June, SBC launched its Digital Edge USA(R), national calling plans, among the country's most competitive nationwide flat-rate wireless calling plans. SBC also announced that it plans to acquire wireless systems covering a total population of 7.4 million in Seattle, Spokane, Austin and other parts of Texas. SBC also is moving quickly to introduce Wireless Application Protocol (WAP) services that bring wireless Internet access to customers; the company plans to launch WAP in California in August. SBC plans to finalize its joint venture with BellSouth later this year; the joint venture will form a strong new nationwide wireless competitor with more than 17 million customers.

        International: SBC's international holdings continued to deliver strong growth, driven by solid progress in wireless, wireline and data services. SBC's international affiliates increased their number of wireless subscribers 82.8 percent to more than 28.4 million during the first half of this year, and have increased total revenues 42.5 percent to $19.3 billion, including SBC's June 1999 investment in Bell Canada. The outlook for international growth in data communications remains strong. Pre-tax equity in net income from international investments totaled $198 million during the second quarter, up nearly 16 percent from year-ago results.

o Long Distance: SBC on June 30, 2000, won Federal Communications Commission approval to offer long-distance service in Texas. On July 10, 2000, SBC began offering long-distance service in the $7.7 billion Texas market through its Southwestern Bell Long Distance subsidiary to more than 20 million business and residential customers in Texas. Initial response to SBC's long-distance offering has been outstanding.

        More than 150,000 customers signed up for long distance during the eight business days after the company launched the service. SBC plans to use its success in Texas to help it enter the long-distance market in 11 more states in the company's traditional service area as part of the company's goal of one day offering long distance coast-to-coast.

o National Expansion: During the second quarter, SBC accelerated its efforts to expand into new metropolitan area markets beyond its traditional regions and opened a multi-purpose national sales and service center in Tampa to support the initiative. SBC recently entered its first new markets and targets entry into nine new markets this year, and a total of 30 new markets by year-end 2001, six months faster than originally planned. The national expansion will give SBC a local presence in 50 of the top U.S. markets and is targeted to add an incremental $1 billion in revenue by 2002.

Results including one-time items

        Including one-time items, SBC's reported net income for the second quarter of 2000 was $1.85 billion, or $0.54 diluted earnings per share, compared with $1.9 billion, or $0.56 per share, in the year-ago quarter.

        Reported net income for the second quarter of 2000 includes the following one-time items: settlement gains of approximately $80 million primarily related to employees who terminated employment during 1999, and costs of approximately $153 million associated with strategic initiatives and adjustments resulting from the merger integration process with Ameritech.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in SBC's filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

SBC Communications Inc. (www.sbc.com) is a global communications leader. Through its subsidiaries' trusted brands - Southwestern Bell, Ameritech, Pacific Bell, SBC Telecom, Nevada Bell, SNET and Cellular One - and world-class network, SBC's subsidiaries provide local and long-distance phone service, wireless and data communications, paging, high-speed Internet access and messaging, cable and satellite television, security services and telecommunications equipment, as well as directory advertising and publishing. In the United States, the company currently has 61.2 million access lines, 12.2 million wireless customers and is undertaking a national expansion program that will bring SBC service to an additional 30 markets. Internationally, SBC has telecommunications investments in more than 20 countries. With approximately 219,000 employees, SBC is the 13th-largest employer in the U.S., with annual revenues that rank it among the largest Fortune 500 companies.

For more detailed information on SBC's second-quarter results, visit our website at http://www.sbc.com/Investor/earnings.html.


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                             SBC Communications Inc.
                        Financial Summary and Comparisons
                 (dollars in millions, except per share amounts)
                                   (unaudited)

                          -- SECOND-QUARTER RESULTS --

EXCLUDING ONE-TIME ITEMS:                    2000          1999           CHANGE
-------------------------                    ----          ----           ------
Operating revenues                         $13,212       $12,035           9.8%

Operating expenses                         $10,097        $8,879          13.7%

Net Income                                  $1,924        $1,910           0.7%

Diluted earnings per share                   $0.56         $0.55           1.8%

AS REPORTED

Operating revenues                         $13,211       $12,268           7.7%

Operating expenses                         $10,213        $9,041          13.0%

Net Income                                  $1,851        $1,938         (4.5)%

Diluted earnings per share                   $0.54         $0.56         (3.6)%

Weighted average common
  shares outstanding (in millions)           3,396         3,411         (0.4)%

Weighted average common shares
  outstanding with dilution (in millions)    3,438         3,461         (0.7)%




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                             SBC Communications Inc.
                        Financial Summary and Comparisons
                 (dollars in millions, except per share amounts)
                                   (unaudited)

                            -- SIX-MONTHS RESULTS --

EXCLUDING ONE-TIME ITEMS:                    2000          1999           CHANGE
-------------------------                    ----          ----           ------
Operating revenues                         $25,784       $23,636           9.1%

Operating expenses                         $19,570       $17,545          11.5%

Income before cumulative effect of
  accounting change                         $3,834        $3,617           6.0%

Diluted earnings per share before
  cumulative effect of accounting change     $1.12         $1.05           6.7%

AS REPORTED

Operating revenues                         $25,783       $24,080           7.1%

Operating expenses                         $19,709       $17,802          10.7%

Income before cumulative effect of
  accounting change                         $3,673        $3,711         (1.0)%

Cumulative effect of accounting change,
  net of tax 1                                   -          $207            -

Net Income                                  $3,673        $3,918         (6.3)%

Diluted earnings per share before
  cumulative effect of accounting change     $1.07         $1.07            -

Weighted average common
  shares outstanding (in millions)           3,396         3,409         (0.4)%

Weighted average common shares
  outstanding with dilution (in millions)    3,435         3,459         (0.7)%


1 Changes in directory accounting at Ameritech Corporation during the first quarter of 1999.